EXHIBIT 99.2

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky

For Immediate Release August 17, 2012

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net income of $1.7 million or $0.23 diluted earnings per share for the year ended June 30, 2012, which represents a $41,000 or 2.3% decrease from the year ended June 30, 2011. The decrease in earnings year over year was due primarily to higher income tax expense. Although net income before taxes increased $695,000 or 37.4% to $2.6 million for the year ended June 30, 2012, compared to the prior year period, income tax expense increased a disproportional $736,000 to $840,000 for the recently ended year. Effective income tax rates for the years ended June 30, 2012 and 2011, were 32.9% and 5.6%, respectively, due to recognition of a $403,000 tax refund in the prior year. Net interest income after provision for loan losses increased $938,000 or 13.6% to $7.8 million for the 2012 year because of higher net interest income before provision for loan loss expense and lower provision expense as well. Net interest income before loss provision increased $409,000 or 5.4% to $8.0 million for the twelve months ended June 30, 2012, while provision for loan losses decreased $529,000 or 79.2% to $139,000 for the recently ended year.

The Company reported net income of $378,000 or $0.05 diluted earnings per share for the three months ended June 30, 2012, compared to $555,000 or $0.07 per share for the three months ended June 30, 2011. The decrease in net profit of $177,000, or 31.9%, was due primarily to a decrease in net interest income and an increase in provision for loan losses. Net interest income decreased $73,000 or 3.6% for the three month period ended June 30, 2012 to $1.9 million, compared to $2.0 million in the prior-year quarter, while the provision for loan losses for the recently-ended quarterly period was $57,000 compared to no provision for the same period a year ago. Income tax expense increased $75,000 or 68.8% to $184,000 for the three months ended June 30, 2012.

At June 30, 2012, the Company reported its book value per share as $7.62.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the impact of competition, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2012 the Company had approximately 7,726,000 shares outstanding, of which approximately 61.2% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30,	June 30,
	2012	2011
	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$5,735	$5,049
Investment Securities	5,045	7,113
Loans available for sale	481	--
Loans Receivable, net	182,473	182,796
Real estate acquired through foreclosure	2,445	4,304
Other Assets	26,770	26,973
Total Assets	$222,949	$226,235

Liabilities
Deposits	$134,552	$139,940
FHLB Advances	27,065	25,261
Other Liabilities	2,479	2,337
Total Liabilities	164,096	167,538

Shareholders' Equity	58,853	58,697

Total Liabilities and Equity	$222,949	$226,235

Book Value Per Share	$7.62	$7.58

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)
	Twelve months ended June 30,		Three months ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)

Interest Income	$10,156	$10,749	$2,410	$2,641
Interest Expense	2,179	3,181	473	631
Net Interest Income	7,977	7,568	1,937	2,010
Provision for Losses on Loans	139	668	57	--
Non-interest Income	140	242	21	23
Non-interest Expense	5,423	5,282	1,339	1,369
Income Before Income Taxes	2,555	1,860	562	664
Income Taxes	840	104	184	109
Net Income	$1,715	$1,756	$378	$555

Earnings per share:
Basic	$0.23	$0.23	$0.05	$0.07
Diluted	$0.23	$0.23	$0.05	$0.07

Weighted average outstanding shares:
Basic	7,546,120	7,530,603	7,547,691	7,535,457
Diluted	7,546,120	7,530,603	7,547,691	7,535,457